Exhibit 5.1

Carroll Legal LLC

233 McKinley Park Lane

Louisville, CO  80027

September 27, 2021

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, CO  80241

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ascent Solar Technologies, Inc. (the “Company”), in connection with the proposed sale of up to 3,000,000,000 shares of the Company’s common stock, $0.0001 (the “Shares”) pursuant to the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Shares are proposed to be sold by the Selling Stockholders named in the Registration Statement.  The Shares consist of (i) 1,000,000,000 shares (“Outstanding/Underlying Shares”) of common stock consisting of shares issuable and/or previously issued upon conversion of shares of Series 1A Convertible Preferred Stock (“Series 1A Preferred Stock”) at a conversion price of $0.0001, per the stated value of the Series 1A Preferred Stock, which is $1,000 per share, and (ii) 2,000,000,000 shares (“Underlying Shares”) underlying an outstanding convertible note (“Note”) described in the Registration Statement.  This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. Based on such review, we are of the opinion that:

1.

The Outstanding/Underlying Shares have been duly authorized, and are legally issued, fully paid and nonassessable, or if, as and when issued upon conversion of shares of Series 1A Preferred Stock, will upon such issuance be legally issued, fully paid and nonassessable.

2.	The Underlying Shares have been duly authorized, and if, as and when issued in accordance with the terms of the Note, will upon such issuance be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

CARROLL LEGAL LLC

By:	/s/ James H. Carroll
James H. Carroll
Managing Member